EXHIBIT 2.1

COMBINATION AGREEMENT

relating to

NORDIC ID OYJ

15 April 2021

LIST OF SCHEDULES

Schedule F(1)	Major Shareholders
Schedule F(2)	Copies of Shareholders’ Undertakings
Schedule 2.1	Form of Offer Announcement
Schedule 3.1	Form of Recommendation

COMBINATION AGREEMENT

This Combination Agreement (the “Agreement”) is entered into on 15 April 2021 (the “Signing Date”), by and between:

1.Brady S.a.r.l., a private company duly organized and validly existing under the laws of Luxembourg registered with the Luxembourg Register of Trade and Companies under number B 111.015, having its registered address at 75, parc d’activities, L-8308, Capellen, Luxembourg (hereinafter referred to as “Offeror”); and

2.Nordic ID Oyj, a public limited liability company duly organized and validly existing under the laws of Finland with business identity code 0630456-6, having its registered address at Joensuunkatu 7, 24100 Salo, Finland (hereinafter referred to as the “Company”)

(1. – 2. hereinafter together “Parties”).

RECITALS

A.The Company is a Finnish public limited company engaged in development and manufacture of RFID readers, scanners, and the associated software to power track and trace applications within the industrial setting, the shares of which are listed on the Nasdaq First North Growth Market of Nasdaq Helsinki Ltd. (“First North”). As of the Signing Date, the Company has issued a total of 2,532,056 shares (the “Shares”).

B.The Offeror is a Luxembourgian subsidiary of the American company Brady Corporation (NYSE: BRC) listed in the American New York Stock Exchange. At the date of this Agreement the Offeror does not directly or indirectly hold any Shares in the Company. Brady Corporation has represented the Offeror in the negotiations for the transaction contemplated in this Agreement.

C.Brady Corporation has on 26 February 2021 delivered to the Company an indication of interest letter setting out the framework for the transaction process, including confirmatory due diligence, timetable and other matters relevant to the process, and the Company has by a letter on 1 March 2021 approved engaging into negotiations to implement the transaction out lined in Brady Corporation’s indication of interest letter. Brady s.r.o., part of the Brady Corporation group, has granted the Company a loan in the total amount of EUR 253,000 by an agreement signed by the parties on 18 March 2021.

D.The Board of Directors of the Company has determined that it is in the interest of the Company and its shareholders to effect a transaction as set forth in this Agreement.

E.The Parties intend, upon the terms and subject to the conditions of this Agreement, that Offeror will acquire all the Shares that are not held by the Company or any of its Subsidiaries, in total 2,460,135 Shares (the “Outstanding Shares”) through a voluntary public tender offer in accordance with the Securities Market Act (the “Tender Offer”) and, if necessary, through subsequent compulsory redemption proceedings in accordance with Companies Act.

F.The Parties acknowledge that the shareholders identified in Schedule F(1) hereto (jointly the “Major Shareholders”) who, as of the Signing Date, represent approximately 59.2 percent of the Shares, have undertaken irrevocably and unconditionally to accept the Tender Offer in either of the forms attached as Schedule F(2) hereto.

G.The Parties acknowledge that it is the intention of Offeror to cause the Shares to be delisted from First North as soon as permitted and practicable under applicable laws and regulations.

NOW THEREFORE, the Parties hereby agree as follows:

1 DEFINITIONS

As used in this Agreement, the plural shall include the singular and vice versa (where appropriate) and references to Schedules and Sections shall mean Schedules and Sections of this Agreement unless expressly otherwise stated or evident in the context.

In this Agreement and in the Schedules attached hereto the following words and expressions shall, unless the context otherwise requires, have the following meanings:

1.1.1	“Accounts”	means the audited consolidated financial statements of the Company as of and for the year ended 31 December 2020.
1.1.2	Accounts Date	means 31 December 2020.
1.1.3	"Articles"	means the articles of association of the Company.
1.1.4	"Board of Directors"	means the Board of Directors of the Company.
1.1.5	“Business Day”	means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for the transaction of normal banking business in Helsinki, Finland and Milwaukee, Wisconsin, the United States.
1.1.6	“Closing Date”	has the meaning set out in Section 2.1.
1.1.7	"Companies Act"	means the Finnish Limited Liability Companies’ Act (624/2006) as amended from time to time.
1.1.8	“Company’s Knowledge”	means the actual knowledge of each of the members of the Board of Directors, the managing director Mr. Juuso Lehmuskoski, the COO Mr. Markus Anttila and the CFO Mr. Henri Ojanen.
1.1.9	“Competing Proposal”	means a serious written proposal, offer or indication of interest from a third party that could reasonably be expected to lead to a public tender offer or to any other transaction, including without limitation sale of material assets or businesses, share issue, recapitalization or other restructuring of the Company’s share capital or financing transaction or any other corporate transaction concerning the Company, that could constitute or result in any competing transaction or otherwise substantially harm or hinder the completion of the transactions contemplated by this Agreement or the launch or completion of the Tender Offer.
1.1.10	"Confidential Information"	means the contents of this Agreement and any other document related hereto, any other information received from a Party that is identified or shall be deemed to be understood as confidential and any and all information of any kind whatsoever, whether written or oral, including without limitation financial information, trade secrets, client lists and other proprietary business information, regarding the Company or the Business, including information relating to the Business received or created prior to the execution of this Agreement or the incorporation of the Company.
1.1.11	“Data Protection Laws”	means all laws and regulations relating to data protection and privacy which are from time to time applicable to the business of the Company and its Subsidiaries, including, without limitation: (i) the GDPR and all related national laws, regulations and secondary legislation; (ii) the Finnish Personal Data Act (523/1999, as amended); and (iii) the Finnish Act on the Protection of Privacy in Working Life (759/2004, as amended), and any corresponding laws and regulations in the relevant other jurisdictions.
1.1.12	“Due Diligence Information”	means (i) the information publicly disclosed by the Company pursuant to the rules of First North (to the extent applicable), the Securities Markets Act and, (ii) the information publicly disclosed by the Company in press releases available at the Company’s website, (iii) the information Fairly Disclosed in the project specific virtual data room provided by Eversheds Attorneys Ltd. or in the project specific virtual data room in Teams set up by the Company (including also the employment agreements sent to the Offeror only via e-mail), (iv) information provided in the management interview calls and Due Diligence Q&A sessions held as part of the Due Diligence Review to the extent the information clarifies in more detail the written documentation available in the project specific virtual data room, in each case of items (i) to (iv), before the date of the Combination Agreement.
1.1.13	“Due Diligence Review”	has the meaning set out in Section 4.3.5.
1.1.14	“Enhance Period”	has the meaning set out in Section 3.3 i).
1.1.15	“Fairly Disclosed”	means a fact, matter or risk set out in or otherwise appearing from the Due Diligence Information in a manner enabling the Offeror or its professional advisors, acting diligently and with due care, without a need to combine information in separate documents that are unrelated to each other, (i) to reasonably understand that such risk, fact, matter, occurrence or event constitutes a breach of any of the Warranties and (ii) to reasonably assess the likely consequences thereof.
1.1.16	“First North”	means the Nasdaq First North Growth Market of Nasdaq Helsinki Ltd.
1.1.17	“Group”	means the Company and the Subsidiaries, collectively.

1.1.18	"Intellectual Property Rights"	means patents (including utility models), design patents and designs (whether or not capable of registration), chip topography rights and other similar protection, copyright, related rights, trademarks, trade names and any other form of statutory protection of any kind and applications for any of the foregoing respectively as well as any trade secrets, know-how and other intellectual property rights of similar or corresponding nature.
1.1.19	“Major Shareholders”	has the meaning set out in Recital F.
1.1.20	“MAR”	means the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (as may be amended or re-enacted from time to time).
1.1.21	“Material Adverse Change”	means any divestment or reorganization of any material part or asset of the Company or its Subsidiaries, any termination of any material existing debt or financing facility of the Company, and/or its Subsidiaries, the Company or any of its Subsidiaries becoming subject to corporate restructuring proceedings (Fi. yrityssaneeraus), bankruptcy or any other equivalent insolvency proceedings or if any legal proceedings or corporate action is taken by or against any of them in respect of any such proceedings or if there is any material adverse change in the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole excluding, however, any change in economic or market conditions generally, such change not being disproportionate in relation to the Company relative to other industry participants. For the sake of clarity, under no circumstances shall any Material Adverse Change be deemed to exist to the extent the matter or effect causing the Material Adverse Change has been Fairly Disclosed in the Due Diligence Information prior to the Signing Date or in this Agreement.
1.1.22	“Material Agreements”	means all agreements and arrangements binding upon the Company with such a consideration or value that would trigger an obligation for the Company to disclose such agreement to the market under applicable securities markets legislation or stock exchange rules or which are otherwise material to the Company’s business.
1.1.23	“Offer Announcement”	has the meaning set out in Section 2.1.
1.1.24	“Offer Period”	has the meaning set out in Section 2.1.
1.1.25	"Ordinary Course of Business"	means the conduct of the Company's business in ordinary course substantially in accordance with how it has been conducted on and prior to the Closing Date, and always on arms’ length basis and otherwise in accordance with good and sound business practices.
1.1.26	“Outstanding Shares”	has the meaning set out in Recital E.
1.1.27	“Permits”	means all material authorizations, permits, licenses and approvals necessary for the due conduct of the business of the Company and its Subsidiaries.
1.1.28	“Premises”	means any premises owned by third parties and used by the Company or any of its Subsidiaries.
1.1.29	“Public Official”	means:
i)    any official or employee of any government agency or government-owned or controlled enterprise;
ii)    any person performing a public function;
iii)    any official or employee of a public international organisation including without limitation donor or funding agencies of the Party in question;
iv)    any candidate for political office; or
v) any political party or an official of a political party.
1.1.30	“Recommendation”	has the meaning set out in Section 3.1.
1.1.31	“Securities Market Act”	means the Finnish Securities Market Act (Arvopaperimarkinalaki, 14.12.2012/746, as amended, including the rules and regulations thereunder).
1.1.32	"Shareholder"	means any person holding Shares.
1.1.33	"Shares"	means any and all issued shares of the Company from time to time.
1.1.34	“Subsidiaries”	means the Company’s Subsidiaries Nordic ID Iberia S.L. (Spain), Nordic ID GmbH (Germany) and Nordic ID Inc. (Georgia, the United States).
1.1.35	“Superior Offer”	has the meaning set out in Section 3.3 i).

1.1.36	"Taxes"	means any direct, indirect or ancillary taxes, charges, fees, levies or duties including all estimated advance or final payments thereof, and corporate, income, profit, franchise, capital, property, asset transfer, registration, value added, stamp duties, withholding taxes, custom duties, social security and all employment or occupation related taxes or charges, as well as all similar taxes, imposed by any relevant domestic or foreign authority, and any liability for the payment of such amounts, including interest, penalties and additions relating to such payments or liabilities or additional amounts with respect thereto.
1.1.37	“Tender Offer”	has the meaning set out in Recital E.
1.1.38	“Warranties”	has the meaning set out in Section 4.1.

2 PUBLIC TENDER OFFER

2.1 Launch of the Tender Offer

Provided that this Agreement has not been terminated in accordance with its terms, the Offeror shall launch the Tender Offer by means of a public announcement, including the terms and conditions of the Tender Offer, substantially in the form of Schedule 2.1 hereto (the “Offer Announcement”) no later than April 15, issue the tender offer document as required under applicable law and the Takeover Code and commence the Tender Offer as promptly as possible after the date of the Offer Announcement, tentatively on or about April 16. The acceptance period under the Tender Offer shall initially extend until May 17, 2021 (the “Offer Period”). The Offer Period may be extended by Offeror from time to time in accordance with the terms and conditions of the Tender Offer and applicable laws.

The date when the title to the Outstanding Shares validly tendered in the Tender Offer is transferred to Offeror shall be referred to as the “Closing Date”.

2.2 Consideration

In the Tender Offer, Offeror shall offer to acquire all the Outstanding Shares for a consideration of EUR 3.30 in cash for each Outstanding Share subject to the terms and conditions of the Tender Offer.

2.3 Conditions to completion

The obligation of Offeror to accept for payment the tendered Outstanding Shares and to complete the Tender Offer shall be subject to the fulfilment or, to the extent permitted by applicable law, waiver by Offeror of the following conditions on or prior to the date of Offeror’s announcement of the final result of the Tender Offer:

i)the valid tender of Outstanding Shares representing more than 90 percent of the issued and outstanding shares and voting rights of the Company;
ii)the receipt of all necessary regulatory approvals, permits and consents, including competition clearances, on terms acceptable to Offeror;
iii)no event, circumstance or change having occurred after the Offer Announcement that results in or constitutes, or that can reasonably be expected to result in or constitute, a Material Adverse Change (as defined above);
iv)Offeror not, after the Offer Announcement, having received information previously undisclosed to it that has resulted in or constituted, or that can reasonably be expected to result in or constitute, a Material Adverse Change (as defined above);
v)no court or regulatory authority of competent jurisdiction having given an order or issued any regulatory action preventing, postponing or materially challenging the completion of the Tender Offer;
vi)the Board of Directors of the Company having issued its complete statement regarding the Tender Offer (as referred to in the Securities Market Act) on the date of the publication of the Offer Announcement recommending the shareholders to accept the Tender Offer and such recommendation remaining in force and not being modified or changed; and
vii)this Agreement not having been terminated and remaining in force.

The Offeror shall not invoke any of the conditions to completion so as to cause the Tender Offer not to proceed, to lapse or to be withdrawn, unless the non-fulfilment of the relevant condition has a significant meaning to the Offeror from the perspective of the Tender Offer, as referred to in the Regulations and Guidelines 9/2013, as may be amended or re-enacted from time to time, issued by the Finnish Financial Supervisory Authority and the Takeover Code.

2.4 Delivery of Tender Offer, Compliance with Takeover Code

The Parties note that under the Finnish Securities Markets Act and FSA's Regulations and Guidelines, the Financial Supervisory Authority’s approval is not sought for a tender offer document regarding shares traded within a multilateral trading facility. The Offeror will deliver the Tender Offer (including the tender offer document) to the Financial Supervisory Authority, Nasdaq First North Helsinki and the Company for their information as required under FSA's Regulations and Guidelines. Under Chapter 11, Section 27 of the Finnish Securities Markets Act, the recommendation for procedures to be complied with in takeover bids set out in Chapter 11, Section 28 does not apply to the Tender Offer because the Tender Offer concerns the acquisition of shares by a public tender offer within a multilateral trading facility. Despite the aforementioned, the Offeror and the Company agree to comply with the recommendations of the Securities Market Association’s Takeover Code as applicable.

3 RECOMMENDATION BY THE COMPANY’S BOARD OF DIRECTORS

3.1    Having evaluated the terms and conditions of the Tender Offer as described in this Agreement and in the final draft of the tender offer document provided to the Company from the point of view of the Company and its shareholders and in light of (i) the current trading and present business prospects of the Company, (ii) the support for the Tender Offer received from the Major Shareholders and (iii) the fairness opinion obtained from Translink Corporate Finance Oy, the non-conflicted members of the Board of Directors have unanimously decided to recommend that the shareholders accept the Tender Offer and tender their Outstanding Shares on the terms and conditions of the Tender Offer. The Board of Directors undertakes to issue its complete recommendation in accordance with the Securities Market Act substantially in the form of Schedule 3.1 hereto (the “Recommendation”) on the date of the publication of the Offer Announcement.

3.2    It is acknowledged that the following members of the Board of Directors of the Company have not been in a position to participate in any decision-making regarding the Recommendation, as they have (either personally and/or through entities represented by them) a substantial ownership stake in the Company and/or have given an irrevocable and unconditional undertaking, as per the terms of the undertaking enclosed in Schedule F(2), to accept the Tender Offer: Mr Jorma Lalla and Ms. Anna Toppari.

3.3    In the event of a Superior Offer, the Board of Directors of the Company may, subject to Section 5.5.1 i), prior to the Closing Date, withdraw, modify or change the Recommendation, if (and only if) prior to such withdrawal, modification or change:

i)a third party publishes its firm decision to purchase all the Outstanding Shares through a public tender offer or submits to the Board of Directors of the Company a written Competing Proposal, which is serious and feasible, and, in the case of a public tender offer, for which unconditional financing has been secured, as provided in the Securities Market Act, and the terms and conditions of which, both from a financial point of view and when assessed as a whole, would in the reasonable opinion of the Board of Directors acting in good faith be clearly more favourable to the Company’s shareholders than the Tender Offer (the “Superior Offer”); and

ii)the Board of Directors of the Company has (i) provided Offeror with an opportunity to negotiate with the Board of Directors of the Company about matters arising from the Superior Offer; and (ii) allowed Offeror five (5) Banking Days from the date of Offeror having been informed by the Company of the Superior Offer or, where applicable, from the date of publishing of the Superior Offer, to enhance the Tender Offer (the “Enhance Period”); and

iii)upon expiry of the Enhance Period, the Board of Directors of the Company, comparing the consideration and other terms and conditions of the Superior Offer with those of the Tender Offer (as it may be enhanced), reasonably and in good faith, after having taking advice from its reputable external legal counsel and obtained independent written advice from reputable financial advisor, considers that acceptance of the Tender Offer would not be in the interests of the holders of the Outstanding Shares and failure to withdraw, modify or change the Recommendation would cause the Board of Directors to breach its fiduciary duties towards the Company’s shareholders under Finnish laws.

3.4    Should Offeror enhance the Tender Offer so as to be at least equally favorable to the Company’s shareholders as the Superior Offer, taken as a whole, the Board of Directors of the Company shall confirm and uphold the Recommendation for the Tender Offer, as enhanced.

4 REPRESENTATIONS AND WARRANTIES

4.1 General

Prior to the date hereof, the Offeror and its professional advisors have conducted a Due Diligence Review regarding the affairs of the Company and the Group.

The Company hereby gives to Offeror the representations and warranties set forth in Section 4.2 and Offeror hereby gives to the Company the representations and warranties set forth in Section 4.3 (collectively the “Warranties”). The Warranties are qualified by the disclosures Fairly Disclosed in the Due Diligence Information and in this Agreement. Accordingly, the Company shall not be deemed to be in breach of the Warranties to the extent a fact, matter, or event is Fairly Disclosed in the Due Diligence Information or in this Agreement.

4.2 Representations and warranties by the Company

As of the Signing Date and the Closing Date (unless otherwise indicated), the Company represents and warrants to Offeror with respect to itself and its Subsidiaries the following.

4.2.1 Organization and qualification, Subsidiaries

The Company and each of its Subsidiaries have been validly incorporated and are existing in accordance with the laws of the jurisdiction of their incorporation and have the requisite power and authority to own, use and operate their properties and to carry on their business as it is now being conducted.

The Company is not proven insolvent or has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of the Company. The Company is not in default with any payment obligations.

4.2.2 Authority relative to this Agreement

The Company has all necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by it. This Agreement has been duly authorized and validly executed and delivered and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

The execution of this Agreement and the consummation of the transactions contemplated hereby as well as the fulfilment of the terms of this Agreement and the completion of the Tender Offer do not result in any violation or breach of any judgment, decree or order of any court or governmental body, any applicable law or the articles of association of, or any agreement binding upon the Company.

4.2.3 Capitalization

The Outstanding Shares comprise 100% of the issued and outstanding shares in the Company. 2.84% of the issued shares in the Company are held by the Company. The Shares have been legally and validly issued.

Except to the warranties granted to Aalto Capital under the IPO engagement agreement, there are no outstanding option rights, subscription rights or other special rights entitling to or convertible into any shares or new shares or other equity securities in the Company and no decision concerning the issuance of any such instruments has been made. There are no instruments or agreements binding upon the Company carrying the right to vote on any matter with respect to the Company and, to the Company’s Knowledge, there are no such agreements between the shareholders of the Company.

4.2.4 Permits and compliance with applicable laws and regulations

The Permits have been duly obtained and such Permits are at the date of this Agreement in full force and effect, and the entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any material violation of any such Permits.

Neither the Company nor any of its Subsidiaries is or has been in conflict or default with respect to or in violation of any laws, regulations, orders or judgments applicable to the Group, including without limitation those relating to corruption and bribery.

4.2.5 Disclosed information

The Accounts have been prepared by the Company in accordance with the Finnish laws and the generally accepted accounting principles in Finland (Finnish GAAP) applied by the Company on a consistent basis, unless otherwise stated in the Financial Statements. The Accounts give a true and fair view of the consolidated financial condition, results of operations and assets and liabilities of the Company and its Subsidiaries as of the dates and for the periods stated in the Accounts.

The Company has submitted to the Finnish Financial Supervisory Authority FIN-FSA (in Finnish: Finanssivalvonta) and First North all information and documents required to be so submitted by and pursuant to applicable Finnish laws and regulations and the rules and requirements of First North, and all of such submissions, as of their respective submission dates, have complied in all material respects with all applicable requirements of such laws, regulations, rules and requirements. Furthermore, the information contained in the Financial Statements, as supplemented by any subsequently published information, including company releases and press releases, taken as a whole, contain all facts concerning the Company and its operations that should have been published pursuant to the Securities Market Act or regulations or stock exchange rules issued pursuant to the said Act, and do not, as of the date hereof, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein.

The Due Diligence Information is not misleading, does not contain any untrue statement of a material fact and does not omit to state any material fact that would affect the valuation of the Company. Furthermore, the Due Diligence Information does not contain any insider information as defined in the MAR, Article 7, except such information that will be published by the Company prior to or in connection with the Offer Announcement.

4.2.6 Real Property and Premises

The Company and its Subsidiaries do not own any real property and have no contractual or other obligation to purchase any real estate or part thereof.

All Premises have been identified in the Due Diligence Information and are leased under customary terms and conditions with written and valid lease agreements. No lessor of the Premises has to the Company’s Knowledge indicated any intention to terminate any leases concerning the Premises and no notice concerning the Premises has been received, acknowledging however that the Company has served notice of termination of the lease of office premises in Espoo. Neither the Company or its Subsidiary as a lessee nor any third party as lessor has breached any of the lease agreements pertaining to the Premises.

The Premises are suitable for the current use (normal wear and tear excepted), to the Company’s Knowledge comply with applicable laws and regulations, and may be legally used for the purpose for which they are currently used without any changes or modifications. The Premises comprise all premises necessary to carry on the Company’s and its Subsidiaries’ business in the manner and to the extent as currently conducted.

Each such lease is in full force and effect in accordance with its terms, acknowledging however that the Company has served notice of termination of the lease of office premises in Espoo. The Company and its Subsidiaries have not received any notice claiming that it would be in material default under any such leases and there exist no conditions under which the Company could reasonably be expected to be in material default there under. To the Company’s Knowledge, no counterparty to a lease agreement is in material default under such lease agreement.

4.2.7 Agreements

The Due Diligence Information includes copies of or summaries of relevant terms and conditions of all Material Agreements. All Material Agreements are valid and binding in accordance with their respective terms and enforceable in accordance with their terms, against their respective parties. None of the Material Agreements are entered into in oral form only. The Company and its Subsidiaries have not given or received any written notice of a breach or termination in respect of any of the Material Agreements. The Company and its Subsidiaries have not previously been or are currently, and to the Company’s Knowledge, no contractual counterparty of the Company or any of its Subsidiaries has previously been or is in breach of any Material Agreement or has indicated giving notice of termination of any Material Agreement.

The Company or any of its Subsidiaries are not, and to the Company’s Knowledge, there is no threat that counterparty of a Material Agreement would be, in breach or default under any Material Agreement.

To the Company’s Knowledge, no event has occurred, and no circumstance or condition currently exists, that (with or without written notice or lapse of time) results, or could reasonably be expected to result, in a breach by the Company or any of its Subsidiaries of any of the provisions of any Material Agreement. To the Company’s Knowledge, there are no facts or circumstances that prevent any counterparty to any Material Agreement from performing its obligations under the relevant agreement in compliance thereof.

Except for as disclosed in the Due Diligence Information, no party to any Material Agreement has the right to terminate or modify its obligations thereunder due to the completion of the Transaction.

Neither the Company nor any of its Subsidiaries is bound by any agreement or other arrangement that:
(a) is concluded on other than arm’s length terms or concluded outside the Ordinary Course of Business; or
(b) contains provisions conflicting with applicable competition laws or restricts the Company's freedom to carry on any business activities.

4.2.8 Intellectual Property

The Due Diligence Information contains a list of all Intellectual Property Rights used by the Company and its Subsidiaries. All Intellectual Property Rights necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted are owned by, or validly licensed to, the Company. None of the Intellectual Property Rights required by the Company or any of its Subsidiaries for the conduct of the business of the Company and its Subsidiaries as currently conducted are owned or controlled, directly or indirectly, by the Shareholders or any of their Affiliates or any member of the board of directors, the managing director, or any employee of the Company or the Subsidiaries.

Neither the Company nor any of its Subsidiaries has entered into any license, sublicense or other agreement with any third person pursuant to which any such person is authorized to use any of the Intellectual Property Rights owned by the Company, except for the agreement with Controltek/ARES and standard user licenses included in the Company’s services offering and product solutions to its customers. The Due Diligence Information contain all material agreements under which the Company has licensed or otherwise obtained rights to any Intellectual Property Rights from a third party (safe for any off the shelf software products).

Except as agreed in the agreement with Controltek/ARES, the Intellectual Property Rights owned by the Company are transferable by the Company without restriction to any third party and without approval of any third party. The execution and delivery of this Agreement and the consummation of the Transaction will not result in loss or impairment of any Intellectual Property Rights owned by the Company or any of its Subsidiaries, or give rise to any termination right to any person or entity under any licenses needed to conduct the Company’s or any of its Subsidiaries’ business.

Save for as disclosed in the Due Diligence Information, there are no pending proceedings, litigation, allegations or other adverse claims made in writing or to the Company’s Knowledge, threatened, affecting, or with respect to, the Intellectual Property Rights of the Company.

To the Company’s Knowledge, the operation of the business of the Company or any of its Subsidiaries as it is currently conducted, or the use by the Company or any of its Subsidiaries of their Intellectual Property Rights has not and does not infringe or misappropriate any Intellectual Property Rights of any third person or violate any law relating to the Intellectual Property Rights and there is to the Company’s Knowledge no reason under which any Intellectual Property Rights used by the Company or any of its Subsidiaries in their business could be invalidated or their ownership contested. To the Company’s Knowledge, no third person infringes any Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries.

4.2.9 Employment and Pension Property

A true, complete, and current list of all employees containing information on the type of employment has been disclosed in the Due Diligence Information.

The material terms and conditions of employment of the employees have been disclosed in the Due Diligence Information. Except for one serviceman employed in Germany, no employee has given or received notice of termination, nor has any employee threatened or been threatened with such action. No employees are currently under lay-off.

There have been no increases in the value of overall remuneration of the employees between the Accounts Date and the Signing Date save for possible increases required by collective bargaining agreements or salary increases made in the Ordinary Course of Business.

All the employment agreements of the Company and any of its Subsidiaries have in all material respects been entered into in accordance with the contract templates disclosed in the Due Diligence Information and do not provide for exceptional benefits to the employees or exceptional liabilities for the Company or any of its Subsidiaries. There are no deferred compensation agreements, bonus plans, profit sharing plans, or other incentive plans or similar arrangements with respect to any employee, officer or director of the Company or any of its Subsidiaries, except as Fairly Disclosed in the Due Diligence Information.

Save for as disclosed in the Due Diligence Information neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will result in any payment of compensation (by way of bonus or otherwise) becoming due to managing director or any employee of the Company or any of its Subsidiaries, or in the increase of any benefits otherwise payable to managing director or any employee of the Company or any of its Subsidiaries.

All salaries and other amounts due to the employees and to the social security and tax authorities have been paid when due, or, in case there would be such overdue payments, those have been appropriately recorded in the book-keeping of the Company.

Since the Accounts Date, no resolutions have been made for the early retirement (such as part time, disability or unemployment retirement) of any present or former employee, officer or director of the Company or any of its Subsidiaries. No applications for such retirement have been filed.

Neither the Company nor any of its Subsidiaries has not had cooperation procedures during the last three (3) financial years, other than as has been Fairly Disclosed in the Due Diligence Information.

Neither the Company nor any of its Subsidiaries has been involved in any transfers of business where employees would have been transferred during the last three (3) years.

To the Company’s Knowledge, there is no labour strike, lock-out or other dispute pending or threatened against or involving the operations of the Company or any of its Subsidiaries.

The Company and each of its Subsidiaries has complied and is in compliance with mandatory employment laws and collective bargaining agreements and employment and service agreements applicable from time to time relating to the employment of labour, and neither the Company nor any of its Subsidiaries has received notice of any claim in relation thereto.

The Company and each of its Subsidiaries has, in all material respects, complied with all of its legal obligations with respect to workplace health and safety of its current and former employees, officers and directors. The Company and each of its Subsidiaries has complied with all directions given to it in connection with any health and safety audits by the competent authority conducting such audits (if any). There are no claims pending or, to the Company’s Knowledge, threatened by any employee or third party in respect of any accident or injury and, to the Company’s

Knowledge no occupational health and safety related occurrences have taken place that may in the future lead to liabilities for the Company or any of its Subsidiaries. No employee is in long-term sick leave or incapable to work due to health reasons.

The Company and each of its Subsidiaries has complied with, and fulfilled, all its obligations under, all pension arrangements by which the Company or any of its Subsidiaries are bound, whether pursuant to collective bargaining agreements, individual agreements, or otherwise.

There are no sickness funds or other personnel funds to which the Company or any of its Subsidiaries is a party.

Neither the Company nor any of its Subsidiaries is involved in any material claim or dispute (whether as claimant or defendant or other party) with any current or former employee of the Company, and to the Company’s Knowledge there are no threatened claims or disputes of such nature.

No consultant previously hired by or currently being hired by the Company or any of its Subsidiaries from the time up to and until the Closing Date is considered to be an employee from an employment perspective or tax perspective.

4.2.10 Litigation and Disputes

There is no complaint, claim, action, lawsuit, investigation, allegation or legal, administrative, arbitration or other proceedings involving the Company or any of its Subsidiaries or affecting the business or any material assets of the Company or any of its Subsidiaries currently pending, nor is there, to the Company’s Knowledge, any threat of such proceedings before or by any arbitration tribunal, court or public authority. There is no outstanding judgement, ruling, arbitral award, or other decision (including provisional remedies and injunctions) applicable to the Group or otherwise directly affecting it.

4.2.11 Taxation

All returns, declarations and filings relating to Taxes required to be filed with any Tax authority with respect to the Company and each of its Subsidiaries up to and including the Closing Date are true, correct and complete and have been filed timely.

All liabilities for Taxes due based on Tax returns, declarations, estimated tax payments or similar, or for which a notice of assessment or collection has been received by the Company or any of its Subsidiaries from any Tax authority (provided such notice has not been contested or appealed by the Company or the relevant subsidiary), have been timely and fully paid, withheld, and collected when due. Neither the Company nor any of its Subsidiaries are subject to any liability (whether actual or contingent) for any Taxes pertaining to any time prior to the Closing Date (including any Taxes imposed retroactively), except (a) to the extent fully and properly accounted for in the Accounts, or (b) with respect to the period between the Accounts Date and the Closing Date, Taxes arising in the Ordinary Course of Business as a result of the ordinary business operations of the Group.

Save for as reflected in the Accounts and as disclosed in the Due Diligence Information, all Taxes that should have been paid on or prior to the Closing Date have been paid. There are no grounds for the reassessment of the Taxes of the Company or any of its Subsidiaries for the period prior to Closing Date.

There are no Tax related audits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Tax authority.

Neither the Company nor any of its Subsidiaries have been involved in any transaction or practice which could be considered as tax avoidance or tax evasion. Neither the Company nor any of its Subsidiaries is considered a resident for tax purposes in any jurisdiction other than its jurisdiction of incorporation.

4.2.12 Subsidies and Grants

The Company and its Subsidiaries comply and have at all times complied with the terms and conditions of any governmental subsidies, grants and other similar benefits received by them. Neither the entering into this Agreement nor the consummation of the transactions contemplated hereunder is in violation of any terms and conditions of such subsidies, financial support, grants, guarantees or benefits received or to be received by the Company or its Subsidiaries and, to the Company’s Knowledge no such subsidies, financial support, grants, guarantees or benefits can be reclaimed, cancelled or denied on the basis of any facts, events, or other matters related to the period prior to the Closing Date or the consummation of the transactions contemplated hereunder.

4.2.13 Data Privacy

The Company and each of its Subsidiaries (i) comply and have complied with the applicable Data Protection Laws; and (ii) have taken reasonable measures in accordance with sound and prudent business practice to ensure that the Company’s and each of its Subsidiaries’ data (including personal data collected and stored by them) is protected from and against destruction, loss, alteration, damage, and unauthorised access, use, modification, disclosure and/or other misuse.

The Company and each of its Subsidiaries have complied with all notification and registration requirements under applicable Data Protection Laws, and all such material notifications and registrations are up-to-date.

There has been no loss or damage to or unauthorised access, use, modification, or other misuse of the Company’s and each of its Subsidiaries’ data (including personal data).

No person, entity or authority has provided the Company or any of its Subsidiaries any notice, made any claim, or commenced any legal proceeding with respect to loss, damage, or unauthorised access, use, modification, or other misuse of any of the Company’s and each of its Subsidiaries’ data (including personal data) against the Company or any of its Subsidiaries and, to the Company’s Knowledge, there is no threat of such notice, claim or legal proceeding.

4.2.14 Anti-Corruption

Neither the Company nor any of its Subsidiaries:

i)has participated, directly or indirectly in bribery, extortion, fraud, deception, collusion, cartels, abuse of power, embezzlement, trading in influence, money laundering, use of insider information, the possession of illegally obtained information or any other criminal activity; and

ii)has received or offered, paid or promised to pay either directly or indirectly, anything of value to a Public Official (as defined above) in connection with any business opportunities which are the subject of this Agreement. Furthermore, the Company shall immediately give notice to the Offeror with full particulars in the event that the Company or any of its Subsidiaries receives a request from any Public Official requesting illicit payments.

4.3 Representations and warranties by Offeror

As of the Signing Date and the Closing Date (unless otherwise indicated) Offeror represents and warrants to the Company the following.

4.3.1 Organization and qualification

Offeror has been validly incorporated and is existing in accordance with the laws of the jurisdiction of its incorporation and has the requisite power and authority and all material permits and licenses necessary to own, use and operate its properties and to carry on its business as it is now being conducted.

4.3.2 Authority relative to this Agreement and the Tender Offer

Offeror has all necessary corporate power and authority to execute this Agreement and the Tender Offer, authority to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by it. This Agreement has been duly authorized and validly executed and delivered and constitutes a legal, valid and binding obligation of Offeror enforceable against it in accordance with its terms.

4.3.3 Financing of the Tender Offer

Offeror has secured unconditional financing from available finance resources within the Brady group for the (i) payment of the consideration for the Outstanding Shares tendered under the Tender Offer in accordance with its terms and conditions and (ii) subsequent compulsory redemption proceedings in accordance with the Companies Act.

4.3.4 Authority Approvals

As at the Signing Date, the Offeror has the understanding that no approval from any authority or making any filing or giving any notice to any anti-trust authority would be required in connection with the execution of this Agreement and the Tender Offer or consummation of the transactions contemplated hereby.

4.3.5 Due Diligence Review and no Breach of Warranties

Prior to execution of this Agreement Offeror has conducted commercial, financial, legal, and accounting and tax due diligence reviews (“Due Diligence Review”) regarding the Company and its Subsidiaries as well as their business operations in an extent deemed appropriate by the Offeror. As of the Signing Date, the Offeror is not aware of any material breach of the Representations and Warranties by the Company set forth in Section 4.2 or event, circumstance or change occurred prior to the Signing Date that constitutes a Material Adverse Change.

4.4 Effect and breach of Warranties

If a material breach of any of the Warranties occurs, and, if the Warranty is given by the Company, the breach of the Warranty would have or could reasonably be expected to result in a decrease in the value of the Company’s Share, the non-breaching Party may terminate this Agreement in accordance with Section 9 below with immediate effect after the rectification period set out in Section 9.1 ii) by providing the breaching Party written notice of termination and stating the reasons for the termination. The Warranties shall automatically terminate on the Closing Date thereby having no further effect after the Closing Date.

5 UNDERTAKINGS

5.1 Reasonable best efforts

Each of the Parties agrees to use its reasonable best efforts to do, or cause to be done, and to assist, co-operate and consult with the other Party in doing, all things necessary or advisable to complete in the most expeditious manner practicable, the transactions contemplated by this Agreement, including:

i)the making of all necessary registrations and filings with governmental entities, stock exchanges and regulatory authorities (including competition authorities) and the taking of any actions as may be necessary to obtain necessary waivers, consents and approvals from, or to avoid an action or proceeding by, such authorities;

ii)the obtaining of all necessary consents, approvals or waivers from third parties;

iii)issuing any stock exchange, company or press releases; and

iv)the execution and/or delivery of any additional corporate resolutions and instruments necessary to consummate the transactions contemplated herein, and to fully carry out the purposes of this Agreement.

5.2 Conduct of business

As from the Signing Date until the earlier of the Extraordinary General Meeting referred to in Section 5.3.1 or the termination of this Agreement in accordance with its terms:

i)The Company undertakes to conduct its own business, and shall cause each of its Subsidiaries to conduct their respective businesses, only in the Ordinary Course of Business consistent with past practice and in all cases based on good and prudent business judgment;

ii)without limiting the generality of the foregoing, the Company undertakes to, and shall cause each of its Subsidiaries to, unless the Offeror has given its prior written consent to such measure which consent in case of any actions set out in b or c below shall not be unreasonably withheld, refrain from making or implementing:

a.any material changes in its business (including without limitation termination of employment contracts of key employees or contracts with key practitioners due to any other reason than a material breach by such employee or practitioner of his/her obligations under the respective contract, or initiating changes regarding material business relationships) or corporate structure; and/or

b.any change to the accounting or tax principles or practices or entering into or terminating any material agreement or transaction or any material commitment (including any commitment in respect of capital expenditures) or incurring any additional indebtedness towards banks or other lenders; and/or

c.any material investments (i) outside the Ordinary Course of Business, the aggregate value of which during the term of this Agreement exceeds EUR 5,000, or (ii) the value of which on a stand-alone basis exceeds EUR 50,000, or any material divestments (including in particular any transfers or disposals of any Intellectual Property Rights); and/or

d.any commencement, settlement or compromise of any material legal proceedings or any material claim by or against any third party;

e.any change of their Articles of Association, by-laws or other constituting documents or any material change to their accounting principles or practices; and/or

f.any decision or proposal concerning or constituting (a) distribution of dividends or other funds from the Company or its Subsidiaries; (b) a change in the number of shares in or share capital of the Company or its Subsidiaries, including without limitation by way of reclassification, recapitalization, stock split, combination or issuance of any shares or securities exercisable for, convertible into or exchangeable for shares in the Company or any of its Subsidiaries; (c) any grant or issue of further option rights or other special rights entitling to Shares in the Company or its Subsidiaries not issued and granted to holders at the date of this Agreement; or (e) any sale, transfer, distribution or other disposal of any of the treasury Shares held by the Company or its Subsidiaries; and/or

g.any material non-mandatory increase outside the Ordinary Course of Business in the current or future compensation or other benefits in any manner whatsoever (including without limitation by way of synthetic options, bonus, insurance, severance or pension arrangements) of any of the persons employed by or serving the Company or its Subsidiaries.

5.3 Governance matters

5.3.1     Upon Offeror’s request, whether prior to (provided the Offeror has publicly announced that the Tender Offer will be completed), on or after the Closing Date, the Company undertakes to convene an Extraordinary General Meeting of Shareholders to be held after the Closing Date to resolve on matters identified by Offeror, including without limitation electing new members of the Board of Directors. The Company further undertakes to provide representatives of Offeror, after Offeror’s public announcement that the Tender Offer will be completed, the possibility to attend any meeting of the Board of Directors of the Company to be held prior to such Extraordinary General Meeting of Shareholders.

5.3.2     The Company undertakes to adhere as from the Closing Date to certain governance policies applied to Offeror’s group companies, provided that adhering to such policies would not (i) cause the Board of Directors to breach its fiduciary duties towards the Company’s shareholders under Finnish laws or (ii) be contrary to the rules or regulations applicable to the Company.

5.3.3     The Offeror shall at the next Annual General Meeting of the shareholders of the Company following Closing Date, and shall procure that the Company shall at the next General Meeting of the shareholders (or equivalent corporate body) of its Subsidiaries following the Closing Date, provided, in each case, that the auditors of the Company or of the relevant Subsidiary in their report do not recommend against discharge of liability, vote in favour of discharge of liability (or corresponding legal concept in the relevant jurisdiction) for the members of the Board of Directors and the Managing

Director of the Company or of the relevant Subsidiary with respect to their activities conducted during the relevant period prior to such General Meeting in accordance with the applicable laws and regulations. For the sake of clarity the Parties agree that a finding or qualification of the auditor based on uncertainty related to the ability of the Company and a Subsidiary to continue as a going concern shall not be deemed a material finding for the purpose of this Section.

5.4 Access to information

5.4.1     Upon Offeror’s request, the Company undertakes to use its best efforts to give any information regarding the Company or its Subsidiaries to Offeror that Offeror may reasonably need (i) in preparing the tender offer document relating to the Tender Offer; (ii) in making the necessary registrations and filings referred to in Section 5.1 above; (iii) issuing any stock exchange or press releases; (iv) in assessment of possible breaches by the Company of the Warranties and undertakings by the Company under this Agreement or the existence of a Material Adverse Effect; or (v) otherwise in connection with the Tender Offer, subject to applicable laws and regulations. The Company shall ensure that all such information is accurate and not misleading and does not contain any untrue statement or omit to state any material fact.

5.4.2    In case the information provided by the Company to Offeror and/or its advisors includes information on the Company or its Subsidiaries that has not been published, the Parties will separately negotiate on whether the information needs to be published and how a possible publishing of such information shall take place. Should such information constitute insider information as defined in MAR, Article 7, the Company shall, after consultation with Offeror, make such information public in such a manner and to such extent that is required in order to enable Offeror to launch and complete the Tender Offer in accordance with its terms, as such terms may be amended by Offeror, without breaching any applicable insider laws or regulations.

5.5 No solicitation of competing transactions, no frustration

5.5.1    The Company undertakes to, and shall cause its Board members, Chief Executive Officer, Chief Financial Officer and all members of the Management Team (being Markus Anttila) and any financial, legal and other external advisors to undertake, as between the Signing Date and the Closing Date:

i)not to, directly or indirectly, initiate, solicit or encourage any Competing Proposal;

ii)not to, directly or indirectly, facilitate, contribute to or promote any Competing Proposal in any way whatsoever, including without limitation by discussing or negotiating a Competing Proposal or by giving any information to any persons, e.g. representatives or advisors, or entities presenting or advocating any Competing Proposal;

iii)to inform Offeror in writing about any Competing Proposal, including the price offered therein, immediately after receipt of such Competing Proposal. The notification regarding the Competing Proposal shall also include information on the identity of the third party offeror and on the other terms and conditions of the Competing Proposal; and

iv)not to, directly or indirectly, undertake any other action that may prejudice or frustrate the Tender Offer.

5.5.2    For the avoidance of doubt, should the Board of Directors of the Company receive a bona fide serious Competing Proposal by a third party, the Board of Directors of the Company shall not be prevented from discussing such Competing Proposal with such third party or taking other measures necessary in order to determine whether such Competing Proposal would constitute a Superior Offer, if and to the extent such discussion is or such measures are, based on independent advice from reputable external legal counsel and financial advisor, required in order for the Board of Directors not to breach its fiduciary duties towards the Company’s shareholders under Finnish laws (including instructions or recommendations given by (i) the Finnish Financial Supervisory Authority, (ii) the Take Over Code, or (iii) the Finland Chamber of Commerce).

5.5.3    The undertakings of this Section 5.5 shall expire after a withdrawal, modification or change of the Recommendation by the Board of Directors of the Company where such withdrawal, modification or change is permitted under Section 3.

5.6 Notice of certain events

Each Party shall, without delay, notify the other Party if it becomes aware of an event, change or circumstance that could reasonably be expected to result in a breach of any of the Warranties or undertakings under this Agreement or to delay or impede its ability to comply with its obligations set forth in this Agreement. In addition, the Company shall, without delay, notify Offeror if it becomes aware of an event, change or circumstance that could reasonably be expected to result in a Material Adverse Change and provide Offeror with information needed to evaluate the existence of a potential Material Adverse Change.

5.7 Public announcements

The Parties shall in all cases consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transactions contemplated hereunder and shall not issue any such press release or make any such public statement without the other Party’s prior written approval, unless required to do so by law or relevant stock exchange regulations. Notwithstanding the foregoing, the Company understands that the Offeror may need to file a disclosure with the Securities and Exchange Commission regarding the Agreement and shall not object to such filing.

5.8 Delisting of the Company

The Company undertakes to use its best efforts to cooperate with Offeror in causing the Shares to be delisted from First North as soon after the Closing Date as permitted and practicable under applicable laws and regulations.

6 CONFIDENTIALITY

The Parties shall, during the term of this Agreement and after the termination thereof for any reason whatsoever, hold in confidence and shall not disclose to any third party without prior written consent of the other Party the contents of this Agreement or its Schedules unless disclosure is required by law, regulation or order of a court of competent jurisdiction and provided that nothing herein shall prevent either of the Parties from using this Agreement for the purpose of enforcing its terms. The Party under obligation to make a disclosure as defined hereinabove shall use its best efforts to notify other Parties before making the disclosure.

The Parties shall not at any time hereafter disclose or communicate to any person (other than, where relevant, to their officers, employees or professional advisors, whose position makes it necessary to know the same) any Confidential Information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs of the Company or any of its Subsidiaries which may be within or which may come to its knowledge save for;

i)such information that at any time of disclosure is public knowledge other than by a breach of this Agreement on the part of the receiving Party;

ii)at any time rightfully received from a third party by the receiving Party without any obligation of confidentiality, provided that to the receiving Party’s actual knowledge such information was at the free disposal of such third party;

iii)rightfully known to the receiving Party without any limitation on use or disclosure prior to receipt of the same;

iv)generally made available to third parties by the Company without any restriction concerning use or disclosure; or

v)when disclosure is required by law, regulation or order of a court of a competent jurisdiction.

7 EXPENSES

7.1    Except as otherwise agreed in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such expenses whether or not the Tender Offer or any other transaction contemplated herein are consummated.

7.2    The Company estimates that its expenses for external advisors (including without limitation legal and financial) and other transaction costs in connection with the transactions contemplated under this Agreement will not exceed EUR 180,000 and that any expenses exceeding such amount will be subject to prior consent of the Offeror, such consent not to be unreasonably withheld and taking into account the Board's fiduciary duties and any liabilities and legal obligations of the Company and the Board members.

8 INDEMNITY AND LIABILITY

8.1    If this Agreement is terminated by either Party pursuant to Section 9.1 ii) due to a failure by the Board of Directors of the Company to issue and uphold, and not to withdraw, modify or change, the Recommendation in accordance with and subject to Section 3 or pursuant to Section 9.1 iii), or by Offeror pursuant to Section 9.1 ii) due to a material breach by the Company of its Warranties as set out in Section 4.4, or a breach by the Company of its undertakings under Sections 5.2 or 5.5, the Company shall, compensate to Offeror, Offeror’s reasonable external transaction costs incurred in connection with this Agreement, the Tender Offer and the preparation thereof as evidenced by Offeror, and further always limited to EUR 100,000 (including VAT, if any). The external transaction costs of Offeror shall be paid within a period of fourteen (14) Business Days after the Company has received the relevant evidence by Offeror, in immediately available funds to a bank account identified by Offeror. No other remedy whatsoever, including but not limited to any adjustment, reduction, set-off, compensation for losses or alike, shall be available to Offeror in connection with such termination.

8.2    If the Company is in breach of any other terms of this Agreement or if Offeror is in breach of any terms of this Agreement, the non-breaching Party shall only be entitled to compensation for direct damages, costs and expenses directly caused by such breach and further always limited to EUR 150,000 (including VAT, if any). No other remedy whatsoever, including but not limited to any adjustment, reduction, set-off, compensation for losses or alike caused by such breach, shall be available to the non-breaching Party.

8.3    For the avoidance of doubt the Parties state that each Party’s maximum aggregated liability for whatever reason under this Agreement shall always be limited to EUR 150,000 (including VAT, if any).

9 TERM

9.1 Term and Termination

This Agreement becomes effective upon the Parties as of its execution.

This Agreement may be terminated and the transactions contemplated hereunder rescinded with immediate effect at any time prior to the Closing Date only as follows:

i)by mutual written agreement of the Parties duly authorized by their respective Board of Directors; or

ii)by either Party by a written notice to the other Party upon a material breach of any Warranties (or where a Warranty is qualified by materiality, any breach of such Warranty; and with respect to material breaches of Warranty by the Company as qualified in Section 4.4) or other undertakings by, or of any obligations of, the other Party set forth in this Agreement, including but not limited to a failure by the Board of Directors of the Company to issue and uphold, and not to withdraw, modify or change, the Recommendation in accordance with and subject to Section 3 unless, in each case, such breach has been rectified by the breaching Party no later than three (3) business days prior to end of the Offer Period (as it may be extended from time to time); or

iii)by the Offeror by a written notice to the Company if the Board of Directors of the Company has withdrawn, modified or changed, or decided not to issue, the Recommendation for any reason; or

iv)by the Company by a written notice to the Offeror if the Board of Directors of the Company has withdrawn, modified or changed, or decided not to issue, the Recommendation subject to and in accordance with Section

3.3 and 3.4 (excluding any technical modification or change of the Recommendation required under applicable laws or the Helsinki Takeover Code); or

v)by either Party if any court or public authority of competent jurisdiction has given a judgment or an order or issued any action, which is final and non-appealable and continues to be in force, preventing, postponing or materially challenging the consummation of the transactions contemplated in this Agreement or a material part of it;

vi)by the Company if the offer period for the Tender Offer has not commenced by 30 April 2021;

vii)by either Party by a written notice to the other Party if the Closing Date has not occurred on or before 20 July 2021; or

viii)by either Party by a written notice to the other Party if the conditions to completion set out in Section 2.3 have not been satisfied or waived by Offeror in accordance with the terms and conditions of the Tender Offer and Offeror has publicly announced that it will not complete the Tender Offer;

provided, however, in each of the above cases that such right to terminate this Agreement shall not be available to a Party whose failure to fulfil any obligation under this Agreement has caused the event which would otherwise allow such Party to terminate this Agreement.

This Agreement shall automatically expire on the Closing Date.

9.2 Consequences of termination or expiration

In case of any termination of this Agreement, Offeror shall be entitled to withdraw the Tender Offer.

Subject to Section 8, in the event of termination of the Combination Agreement, the Combination Agreement shall forthwith become void and there shall be no liability under the Combination Agreement for either Party or any of its directors and officers, and all rights and obligations of the Parties shall cease, save for the provisions specified in the Combination Agreement; provided, however, that nothing therein shall relieve either Party from liability for fraud or willful misconduct.

Notwithstanding the termination of this Agreement, the following Sections shall survive: 5.7, 6, 7.1, 8, 9.2, 10, 11 and 12.

Notwithstanding the expiration of this Agreement, the following Sections shall survive: 5.3, 5.7, 6, 7.1, 8, 9.2, 10, 11 and 12.

10 NOTICES

All notices to be given pursuant to this Agreement shall be sent by e-mail or registered mail. The notice shall be deemed to have been duly given on the next business day after the sending of the e-mail, provided that no notice of failed delivery is received, or when seven (7) days have lapsed since the letter was sent by registered mail.

The notices shall be sent to the following address:

If to the Company:

Nordic ID Oyj
attention:     Mr Jorma Lalla
address:         Joensuunkatu 7, 24100 Salo, Finland
e-mail:         jorma.lalla@nordicid.com

with a copy to

Fondia Plc
attention:     Christel Finne
address:         P.o. Box 4, 00101 Helsinki, Finland
e-mail:         christel.finne@fondia.com

If to the Offeror:

Brady Corporation
attention:     Brett Wilms
address:         Industriepark C3; Lindestraat 20, B9240 Zele, Belgium
e-mail:         Brett_Wilms@bradycorp.com

with a copy to

Eversheds Attorneys Ltd.
attention:     Vesa Turkki
address:        Fabianinkatu 29 B, 00100 Helsinki, Finland
e-mail:         vesa.turkki@eversheds.fi

or at such other address as the respective Party may hereafter specify in writing to the other Party.

11 OTHER TERMS AND CONDITIONS

11.1 Assignment

This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, except as otherwise provided in this Agreement.

11.2 Schedules incorporated

Each Schedule to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

11.3 Headings

The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

11.4 Entire agreement

This Agreement with its Schedules contains the entire agreement and understanding between the Parties. Previous shareholders’ agreements or other written or oral discussions, negotiations, understandings or agreements between the Parties are void.

11.5 No waiver

Failure by any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

11.6 Amendments

Any amendments to this Agreement shall be in writing and shall have no effect unless signed by the duly authorized representatives of both Parties.

11.7 Provision Severable

If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement. However, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacing provision shall not affect the validity of the remaining part of this Agreement.

12 GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of Finland, excluding its choice of law provisions.

Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three (3). The seat of arbitration shall be Helsinki, Finland. The language of the arbitration shall be English.

Any Party may, irrespective of any arbitral proceedings, apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its rights under this Agreement.

13 COUNTERPARTS OF THE AGREEMENT

This Agreement may be executed and delivered in any number of counterparts whether by original signature or by electronic means, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in Helsinki as of the day and year first above written.

NORDIC ID OYJ

Date: April 15, 2021

/s/ VEIJO KOMULAINEN
Veijo Komulainen
authorized by the Board of Directors

BRADY S.A.R.L.

Date: April 15, 2021

/s/ ARIANNE VERSTRAETEN
Arianne Verstraeten
Manager

Date: April 15, 2021

/s/ AARON J. PEARCE
Aaron J. Pearce
Manager